Exhibit 99.1

Badger Meter Reports Record Net Sales, Earnings and Earnings Per Share in 2017

MILWAUKEE--(BUSINESS WIRE)--February 5, 2018--Badger Meter, Inc. (NYSE: BMI) today reported results for the fourth quarter and year ended December 31, 2017.

Fourth Quarter 2017 Highlights

  Net sales were a record $96,650,000 for the fourth quarter of 2017, a 3.8% increase from sales of $93,098,000 for the fourth quarter of 2016.
  Operating earnings were a record $13,151,000 for the fourth quarter of 2017, a 44.6% increase from operating earnings of $9,095,000 for the fourth quarter of 2016.
  Net earnings were a record $7,233,000 for the fourth quarter of 2017, a 18.3% increase from net earnings of $6,113,000 for the fourth quarter of 2016.
  Diluted earnings per share were a record $0.25 for the fourth quarter of 2017, a 19.0% increase from diluted earnings per share of $0.21 for the fourth quarter of 2016.

Full Year 2017 Highlights

  Net sales were a record $402,440,000 for 2017, a 2.2% increase from sales of $393,761,000 for 2016.
  Operating earnings were a record $55,622,000 for 2017, a 9.6% increase from operating earnings of $50,765,000 for 2016.
  Net earnings were a record $34,571,000 for 2017, a 7.0% increase from net earnings of $32,295,000 for 2016.
  Diluted earnings per share were a record $1.19 for 2017, a 7.2% increase from diluted earnings per share of $1.11 for 2016.

Operations Review

“Record net sales, earnings and earnings per share in the fourth quarter were the culmination of another strong year for Badger Meter,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter. “Ongoing acceptance of our more advanced technology products and continued operational efficiencies drove margin increases in the quarter despite continued softness in the municipal utility market. Sales, engineering and administrative expenses were in line given our continued investments in our team, product innovation and enhancements to our sales and distribution channels, most notably the asset acquisition of Carolina Meter & Supply, which closed in early November.”

In addition to the positive margin impact from sales of the company’s newer products, the quarter also benefited from slightly higher municipal water sales volume as well as continued improvement in key flow instrumentation markets, such as oil and gas. Gross profit margin was 40.4%, up from 36.0% in the fourth quarter of 2016, despite somewhat higher brass costs. Similar to prior years, net earnings and earnings per share were reduced by a non-cash pre-tax pension settlement charge of $640,000 or $0.015 per diluted share.

“In addition to a record quarter, we are very pleased with our record results for the full year. Sales crossed the $400 million threshold for the first time in 2017, driven in large part by the market’s continued evolution toward our new technologies and continued improvement in our industrial markets,” said Meeusen. “This bodes well for the future, as demand for E-Series® meters and ORION® cellular endpoints, as well as ongoing interest in our BEACON® Advanced Metering Analytics (AMA) managed solution, continue to grow.”

Selling, engineering and administration costs increased slightly for the year due to acquisition expenses, commissions and employee incentives, as well as higher professional services fees. Despite that, operating income increased 9.6% and net earnings increased 7.0% over what was a strong 2016. The company ended the year with a debt-to-total capitalization ratio of 13.8%. The quarterly cash dividend was increased for the 25th consecutive year.

“We are optimistic as we head into 2018. Our industry leadership in North American water metering and improving position in global flow instrumentation technologies, combined with a more favorable domestic tax environment, position us well to capture additional sales and earnings growth over the long term,” added Meeusen.

Impact of 2017 Tax Cuts and Jobs Act

Results for the fourth quarter included a charge of $0.8 million to record a transition tax on the company’s undistributed foreign earnings, offset by a credit of $0.8 million to recognize the Federal rate change impact on the company’s net deferred tax liabilities. These resulted from the Tax Cuts and Jobs Act signed into law on December 22, 2017. The company indicated the long-term impact of tax reform is expected to be significant, with future effective tax rates likely to be reduced from approximately 36% to 24%.

Conference Call and Webcast

Badger Meter management will hold a conference call on Tuesday, February 6, 2018, at 10:00 AM Central/11:00 AM Eastern time to discuss the company’s fourth quarter 2017 results. Interested parties can listen to the call live on the Internet through the company’s website: www.badgermeter.com or by dialing 1-844-281-9843 and entering the passcode 7486867. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Tuesday, February 13, 2018, by dialing 1-855-859-2056 and entering the passcode 7486867. The webcast will be archived on the company’s website until its next earnings release.

About Badger Meter

Badger Meter is an innovator in flow measurement, control and communications solutions, serving water utilities, municipalities, and commercial and industrial customers worldwide. The Company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties. Some risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward looking statements include those described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and advanced metering analytics (AMA) systems that offer more comprehensive solutions to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide radio solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, international or civil conflicts that affect international trade, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  unusual weather, weather patterns or other natural phenomena, including related economic and other ancillary effects of any such events;
  economic policy changes, including but not limited to, trade policy and corporate taxation;
  the timing and impact of government funding programs that stimulate national and global economies, as well as the impact of government budget cuts or partial shutdowns of governmental operations;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete technology systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the inability to develop technologically advanced products;
  the failure of the Company’s products to operate as intended;
  the inability to protect the Company’s proprietary rights to its products;
  disruptions and other damages to information technology and other networks and operations due to breaches in data security or any other cybersecurity attack;
  transportation delays or interruptions;
  violations or alleged violations of the U.S. Foreign Corrupt Practices Act (FCPA) or other anti-corruption laws and the Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act (referred to as FATCA);
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the content or handling of materials used in the Company's products.

All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements contained in this news release and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$96,650	$93,098	$402,440	$393,761

Cost of sales	57,647	59,576	246,694	243,185

Gross margin	39,003	33,522	155,746	150,576

Selling, engineering and administration	25,852	24,427	100,124	99,811

Operating earnings	13,151	9,095	55,622	50,765

Interest expense, net	222	210	789	921

Earnings before income taxes	12,929	8,885	54,833	49,844

Provision for income taxes	5,696	2,772	20,262	17,549

Net earnings	$7,233	$6,113	$34,571	$32,295

Earnings per share:

Basic	$0.25	$0.21	$1.20	$1.12

Diluted	$0.25	$0.21	$1.19	$1.11

Shares used in computation of earnings per share:

Basic	28,927,513	28,909,740	28,927,487	28,887,479

Diluted	29,142,324	29,077,528	29,111,291	29,049,801

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	December 31,	December 31,
	2017	2016
	(Unaudited)

Cash	$11,164	$7,338
Receivables	58,210	59,818
Inventories	85,172	77,701
Other current assets	4,077	6,155
Total current assets	158,623	151,012

Net property, plant and equipment	93,601	90,194
Intangible assets, at cost less accumulated amortization	59,326	51,872
Other long-term assets	12,753	7,307
Goodwill	67,424	49,314
Total assets	$391,727	$349,699

Liabilities and Shareholders' Equity

Short-term debt	$44,550	$37,950
Payables	28,601	18,350
Accrued compensation and employee benefits	15,509	13,861
Other liabilities	4,449	5,677
Total current liabilities	93,109	75,838

Deferred income taxes	3,434	1,901
Long-term employee benefits and other	17,732	15,751
Shareholders' equity	277,452	256,209
Total liabilities and shareholders' equity	$391,727	$349,699

CONTACT:
Badger Meter, Inc.
Dawn O’Neill, (414) 371-7276